                                                                 EXHIBIT 12.1




                          TOYOTA MOTOR CREDIT CORPORATION

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                          Three Months Ended
                                                             December 31,
                                                         ---------------------
                                                         1998             1997
                                                         ----             ----
                                                         (Dollars in Millions)

Consolidated income
   before income taxes.................................  $ 59             $ 63
                                                         ----             ----
Fixed charges:
   Interest............................................   243              234
   Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third).................................     1                1
                                                         ----             ----

Total fixed charges....................................   244              235
                                                         ----             ----
Earnings available
   for fixed charges...................................  $303             $298
                                                         ====             ====

Ratio of earnings to
   fixed charges<F1>...................................  1.24             1.27
                                                         ====             ====

-----------------
<F1>  As of December 31, 1998, TMCC has guaranteed payments of principal and interest on $118 million principal amount of bonds issued in connection with the manufacturing facilities of certain of its affiliates.
      As of December 31, 1998, TMCC has not incurred any fixed charges in connection with such guarantees and no amount is included in any ratio of earnings to fixed charges.

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